MASTER PRODUCT DEVELOPMENT COOPERATION AGREEMENT

between

JUBILANT ORGANOSYS LTD.

and

CADISTA PHARMACEUTICALS, INC.

MASTER PRODUCT DEVELOPMENT AND SERVICES AGREEMENT

This AGREEMENT, dated as of 14th Aug, 2008 (the “Effective Date”) is by and between JUBILANT ORGANOSYS LTD., a company incorporated under the laws of India, having a place of business in Plot No. 1-A, Institutional Area, Sector 16/A, Noida 201 301, Uttar Pradesh, India (“JOL”), and CADISTA PHARMACEUTICALS, INC., a Delaware corporation (“Cadista”), having a place of business at 207 Kiley Drive, Salisbury, Maryland, USA 21801.

WHEREAS, JOL is engaged in, among other things, the development of various generic pharmaceutical products and product candidates; and

WHEREAS, Cadista is in the business of manufacturing generic pharmaceutical dosage forms and also, among other things, carries out composite manufacturing activity for commercial purposes or scale up batches for purpose of filing AND As with the FDA, on a contract basis, for various companies, including the purchasing of API and other components, laboratory testing of such input components, in process testing as well as testing of finished products according to the process documents provided to it by the product owner/developer; and

WHEREAS, JOL desires to contract with Cadista from time to time, and Cadista desires to be contracted by JOL, for the purposes of undertaking certain manufacturing activities to, among other things, assist JOL in product scale-up, preparation of exhibit batches, manufacture of product stability samples and the preparation for and submission of one or more Abbreviated New Drug Applications (“Project” or “Projects” as the context requires) to the United States Food and Drug Administration (such agency, and any successor agency thereto, the “FDA”) relating to certain product candidates (each, a “Product Candidate”), in each case as set forth in the Project-specific exhibits to this Agreement that may hereafter become part of the Agreement pursuant to the terms hereof (“Exhibit” or “Exhibits” as the context requires).

NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

SCOPE OF AGREEMENT; PROJECT TASK ORDERS; CAPITAL COSTS

Section 1.1 Structure. As a “master” form of contract, this Agreement is intended to allow each of JOL and Cadista to contract for multiple Projects through the issuance of multiple Project Task Orders (defined below), without having to renegotiate the basic terms and conditions contained herein.

Section 1.2 Project Task Order. For each proposed Project, JOL will submit to Cadista a Technology Transfer Document (each a “TTD”) containing data with respect to such proposed Project. The specific details of each Project that is ultimately agreed upon between JOL and Cadista shall be separately negotiated and specified in writing on terms and in form acceptable to each of JOL and Cadista (each such writing, a “Project Task Order”). Each Project Task Order will cover the applicable categories of services set forth in the sample Project Task Order template that is attached hereto as Exhibit A, and will include (among other things), as appropriate, information concerning the Product Candidate(s) and its strength(s), the scope of the Cadista Services (as defined in Section 2 below), timeline and explanation of fees and costs payable therefor.

Section 1.3 Provisions. Each Project Task Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Project Task Order. To the extent any terms or provisions of a Project Task Order conflict with the terms and provisions of this Agreement, the terms and provisions of the Project Task Order shall control.

Section 1.4 No Binding Project Obligation. Neither the execution of this Agreement, nor the submission by JOL of a TTD to Cadista, shall obligate either JOL or Cadista to undertake any Project unless set forth in a Project Task Order executed by each party.

Section 1.5 Capital Costs. If the parties hereto agree that any significant purchase of equipment or site modifications by Cadista in advance of both parties entering into a Project Task Order would be necessary or desirable, the parties may enter into a separate agreement with respect to such purchase or modification and the payment by JOL to Cadista of the associated costs. Any such agreement shall be executed by each party and delivered as an Exhibit to this Agreement.

ARTICLE 2

CADISTA SERVICES

Section 2.1  General. Cadista hereby agrees to initiate, conduct and complete the services contemplated to be provided by it for each Project in accordance with the Project Task Order and Change Order (as defined in Section 8 below), if any, relating to such Project (the “Cadista Services”). Cadista will apply such commercially reasonable, diligent efforts in the performance of the Cadista Services as is consistent with the efforts Cadista devotes it own product candidate development efforts for products of similar commercial potential.

Section 2.2  Progress Reports. With respect to each pending Project Task Order, Cadista shall provide written reports to JOL at least quarterly during such Project, stating in reasonable detail efforts made and in process, and significant progress achieved and material difficulties encountered with respect to the Project since the last such report. In addition, Cadista shall provide such other information concerning the applicable Project as JOL shall reasonably request. Cadista will designate a primary project contact with respect to each Project throughout the pendency of such Project to oversee Project-specific communications with JOL.

ARTICLE 3

SUPPLY OF COMPONENTS

Unless otherwise specified in a Project Task Order, JOL will supply to Cadista, free of cost, the raw materials, ingredients (including without limitation any active pharmaceutical ingredients) and other components (collectively, the “Components”) required for the timely completion of the applicable Project, and will direct the shipment of any such Components to Cadista’s facility in Maryland in accordance with the applicable Project Task Order.

ARTICLE 4

REGULATORY MATTERS

Section 4.1 Records. Cadista will use commercially reasonable efforts to maintain records in sufficient detail, in accordance with applicable law, and will document in a manner appropriate for purposes of supporting any filings in connection with the applicable Project with the FDA, all work performed and results achieved in the performance of the Cadista Services.

Section 4.2 ANDAs owned by JOL. For purposes of this Agreement, “ANDA” shall mean, for each Project, an Abbreviated New Drug Application relating to the applicable Product Candidate as may be filed with the FDA by or on behalf of JOL, and any supplements or other modifications thereto. Without limiting the generality of Section 7 of this Agreement, JOL and Cadista agree that any registrations, permits, licenses, authorizations, approvals, presentations and notifications of filings (together with all applications therefor), which are filed with or granted by the governing health authority of any country, and which are required to develop, make, use or sell a Product Candidate (collectively, “Regulatory Dossiers”), whether the ANDA for such Product Candidate or otherwise, and irrespective of whether any portion of such Regulatory Dossiers have been developed with the assistance of Cadista pursuant to this Agreement, shall be issued in the name of JOL. JOL shall have all right, title and interest in and to such Regulatory Dossiers relating to the Product Candidate during and following the term of this Agreement, and Cadista has and will have no right, title and interest in or to any of such Regulatory Dossiers.

Section 4.3 Cooperation Regarding ANDA Preparation/Filing. Cadista, in consultation with and instructions from JOL, shall prepare and compile the ANDA for a Product Candidate that is the subject of a Project Task Order. Upon Cadista’s reasonable request, JOL will provide such technical support, assistance and consultation as so requested by Cadista. Unless otherwise specified in a Project Task Order, Cadista shall provide to JOL, reasonably in advance of the anticipated filing or submission date, such materials and correspondence proposed to be submitted by Cadista to the FDA in connection with any ANDA to be filed on JOL’s behalf pursuant to this Agreement and such Project Task Order. If JOL timely provides comments to Cadista on such materials or correspondence, Cadista will use commercially reasonable efforts to act on or incorporate JOL’s comments. Cadista shall promptly provide JOL with copies of all correspondence received from, and summaries of telephone conversations with, the FDA with respect to such ANDA. Notwithstanding the foregoing, JOL shall be responsible for any electronic filing of an ANDA prepared pursuant to a Project Task Order.

Section 4.4 Maintenance of ANDA. As between the parties hereto, after any ANDA for any Product Candidate has been approved by the FDA, JOL shall maintain each such ANDA and any supplements thereto. Accordingly, unless otherwise specified in the applicable Project Task Order, JOL shall be responsible for the filing of annual reports with the FDA and the preparation and filing of any notices, amendments or supplements as may be required in connection with such ANDA.

ARTICLE 5

PAYMENT

Section 5.1 General. JOL shall pay to Cadista the fees and expenses related to each Project as set forth in the applicable Project Task Order. Unless otherwise set forth in a particular Project Task Order, (a) fifty percent (50%) of the estimated total fees and expenses for such Project Task Order (such 50% amount, the “Advance Payment”) will be payable to Cadista at the date the applicable Project Task Order shall be fully executed and delivered by both of the parties, (b) the remaining amounts payable will be payable upon the achievement of milestones as set forth in the applicable Project Task Order, provided that in any event no less than 95% of the total fees and expenses provided in the Project Task Order shall be payable on the date of filing of the ANDA for the Product Candidate(s) covered by such Project Task Order. The payment schedule for the remaining portion will be set forth in each Project Task Order, or if not set forth therein, the balance of the total unpaid fees and expenses will become due upon the date on which the ANDA for the Product Candidate(s) covered by such Project Task Order has been approved by the FDA.

Section 5.2 Mechanics of Payment. Unless otherwise set forth in a particular Project Task Order, all payments to Cadista pursuant to this Agreement and the applicable Project Task Order shall be made in United States dollars, by wire transfer of same day funds. In the case of any payment other than the Advance Payment, such other payment shall be made to Cadista within fifteen (15) days of submission to JOL by Cadista of an invoice for such payment, provided that Cadista has furnished information to JOL’s reasonable satisfaction that the conditions to any applicable payment milestone(s) have been substantially met as of the date on which such payment is or has become due.

ARTICLE 6

CONFIDENTIALITY

Section 6.1 General. Each party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation. Neither party shall, during the period of this Agreement or for five (5) years thereafter, without the other party’s express prior written consent, use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each party, prior to disclosure of such Confidential Information to any employee, consultant or advisor, shall ensure that such person is bound in writing to observe obligations of confidentiality that are substantially equivalent in material respects to the confidentiality provisions of this agreement. The obligations of confidentiality shall not apply to information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

Section 6.2 Definition. “Confidential Information” shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without the use of such information disclosed by the disclosing party to the other party.

Section 6.3 Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws, no announcement, news release, public statement or publication relating to the existence of this Agreement, the subject matter hereof, or either party’s performance hereunder will be made without the other party’s prior written approval, which approval shall not be unreasonably withheld.

ARTICLE 7

INTELLECTUAL PROPERTY

Section 7.1 JOL Property. All materials, documents, information and suggestions supplied or communicated to Cadista by JOL (in any form, whether tangible or intangible) or prepared, generated, developed or derived by Cadista (in any form, whether tangible or intangible) in the performance of any Cadista Services including, without limitation, data, reports, discoveries, inventions, works of authorship, ideas and suggestions except for Cadista Property (defined below)(“JOL Property”), shall be the sole and exclusive property of JOL, and JOL shall have the right to make whatever use it deems desirable of any JOL Property.

Section 7.2 Cadista Property. JOL acknowledges that Cadista possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual property and other assets, including but not limited to analytical methods, procedures and techniques and procedure manuals, which have been independently developed by Cadista and which relate to its business operations, and are not derived from nor rely on JOL Property (collectively, “Cadista Property”). JOL and Cadista agree that any Cadista Property thereto that is used, improved or modified by Cadista under or during the term of this Agreement is, as between JOL and Cadista, the sole and exclusive property of Cadista.

Section 7.3 Work for Hire. Any invention, development, information or idea, whether patentable or not, made or conceived by Cadista or any of its employees or consultants, in the course of performing the Cadista Services hereunder that is not Cadista Property (each, an “Invention” and collectively, “Inventions”), shall be the sole and exclusive property of JOL. Cadista shall grant, assign and convey to JOL (or its nominee) and, upon request, execute all applications, assignments and other instruments which JOL (or its nominee) shall deem reasonably necessary in order to apply for and obtain invention rights, patents, patent applications, letters patent, copyrights and reissues thereof (“Rights”) in the United States and foreign countries on any Invention, in order to assign and convey to JOL (or its nominee) the sole and exclusive right, title and interest in and to the Invention and the Rights. Cadista shall execute, acknowledge and deliver, and shall cause its employees and consultants to execute, acknowledge and deliver, all such further papers as JOL may reasonably request to enable JOL (or its nominee) to publish or protect Inventions and render such further assistance as JOL may reasonably request in the prosecution of Rights and in any patent office proceeding or litigation involving Inventions. JOL will reimburse Cadista for reasonable and customary expenses incurred by it in connection with its activities in carrying out the aforesaid obligations with respect to Inventions. These obligations of Cadista will continue beyond the termination of this Agreement.

ARTICLE 8

CHANGE ORDERS

Section 8.1 Notice. In the event a proposed change in the scope of a Project or a change in any Project specification or major assumptions contained in a Project Task Order is identified by either JOL or Cadista, the identifying party will notify the other party in writing of such change.

Section 8.2 Proposed Changes to Project Task Order. Within twenty (20) Working Days (as defined below) from the receipt of such notice by Cadista from JOL or receipt by JOL of such notice from Cadista, Cadista shall provide JOL with a written description of the proposed changes to the applicable Project Task Order that would be necessary to implement the proposed change, including the adjustments to the Cadista Services, timelines, fees and costs contained in such Project Task Order. For purposes of this Article 8, the term “Working Day” will mean any week day on which banks in New York, New York, USA and in Uttar Pradesh, India are generally open for business.

Section 8.3 Approval of Proposed Changes. JOL shall have fifteen (15) working days to approve such written description. If JOL does not approve such written description, and, if applicable, has not terminated the Project pursuant to Section 10.2 hereof, both parties will use commercially reasonable efforts to negotiate time and cost estimates that are mutually acceptable; provided, however, that Cadista shall not be obligated to perform services beyond those set forth in the applicable Project Task Order unless and until such agreement is reached. Any proposed change to a Project Task Order agreed in writing by both parties shall be a “Change Order”.

Section 8.4 Continuance of Work. During the period over which a proposed modification to the Project is being prepared and reviewed, Cadista shall continue to diligently work on the Project, to the extent reasonably feasible, but shall not implement the proposed modification to the Project without the written approval of JOL.

Section 8.5 Suspension of Work. Notwithstanding the foregoing, JOL may require the suspension of a Project if JOL determines that the applicable FDA regulatory requirements, or data relating to such Project or commercial conditions affecting the applicable Product Candidate would impair the prospects of the Product Candidate to (a) obtain FDA approval of the ANDA or (b) be successfully marketed after obtaining approval. Both parties agree to act reasonably, in good faith and promptly when JOL shall have delivered a written request to Cadista requiring that the Project be suspended, and shall discuss in good faith the duration of such suspension and the impact on timelines and costs relating to the Project. JOL’s right of suspension as provided in this Section 8 shall not impair or otherwise diminish JOL’s right of termination as provided in Section 10 below. Without limiting the generality of Section 5.1, in the event of such a suspension, Cadista shall be paid in accordance with the payment terms hereof and in the applicable Project Task Order for all services actually completed or expenses incurred through the date of such suspension.

ARTICLE 9

INSURANCE

Each party shall maintain, during the pendency of any Project, insurance in an amount reasonably adequate to cover its obligations and liability hereunder, and upon request shall provide to the other party a certificate of insurance showing that such insurance is in place. Without limiting the generality of the foregoing, unless otherwise specifically provided in a particular Project Task Order, each party shall maintain products liability insurance with coverage of not less than $5,000,000 per occurrence, which coverage shall be in force during the pendency of any Project and for a period of not less than three (3) years after the completion of such Project. In all events, the insurance coverage of a party shall be placed with insurance companies reasonably acceptable to the other party.

ARTICLE 10

TERM; TERMINATION; FORCE MAJEURE

Section 10.1 Initial Term; Renewals. The initial term of this Agreement shall end on the [second] anniversary of the Effective Date. Such initial term and any successive renewal term shall automatically renew for an additional term of one year; provided however that either party may cause the term of this Agreement not to so renew, and thus to terminate, by providing at least thirty (30) days’ advance written notice to the other party of such party’s intention to terminate this Agreement. Notwithstanding any expiration of the term of this Agreement pursuant to this Section 10.1, any pending Project Task Order shall continue until completion of the Cadista Services to be provided thereunder, in accordance with the terms and conditions of such Project Task Order and this Agreement as if no such expiration had occurred.

Section 10.2   Termination of a Project Task Order by JOL for any reason. JOL may terminate any Project that is the subject of a Project Task Order prior to completion of the Project at any time for any reason upon thirty (30) days’ written notice of termination to Cadista. In the event of such termination, Cadista shall be paid in accordance with the payment terms in such Project Task Order for all services actually completed or expenses incurred through the date of termination of such Project.

Section 10.3 Termination for Uncured Breach. Any Project Task Order may be terminated by either party hereto upon the material breach by the other party of its obligations under either (a) this Agreement or (b) such Project Task Order, provided that such material breach continues uncured for at least thirty (30) days following the date on which written notice of such breach has been given by the nonbreaching party to the breaching party.

Section 10.4 Post-Termination Matters. With respect to any Project Task Order for which JOL has provided a valid termination notice to Cadista, Cadista shall use commercially reasonable efforts to minimize fees and expenses and to conclude or transfer the Project covered by the terminated Project Task Order (including, without limitation, any and all JOL Confidential Information, and all statistical data, statistical reports, data entries and other documentation produced as a result of the Cadista Services performed under the applicable Project Task Order) to JOL or a third party designated by JOL as expeditiously as practicable and in accordance with all applicable laws. Cadista and JOL shall cooperate with each other during such Project termination to comply with all applicable laws.

Section 10.5 Force Majeure. No party shall be liable for a delay in performance or failure to perform this Agreement or any Project pursuant to a Project Task Order to the extent such failure to perform is caused by any reason beyond such party’s reasonable control for the following reasons: strikes or labor disturbances, acts of God, energy shortages or outages, fire, explosion, war or foreign invasion; provided, however, that the party who is unable to perform resumes performance as soon as reasonably possible following the end of the occurrence causing delay or failure.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

Each party hereby represents to the other party as follows:

Section 11.1 Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

Section 11.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

Section 11.3 Consents. All necessary consents, approvals and authorizations of and notices to all governmental authorities and other persons or entities required to be obtained or provided by such party in connection with its performance of this Agreement have been obtained or provided.

Section 11.4 Absence of Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any material requirement of applicable laws or regulations, and (b) do not conflict in any material respect with, or constitute a default under, any material contractual obligation of such party.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Modifications; Waiver. No change, supplement or other modification may be made to this Agreement, Project Task Order or Change Order except by written agreement of both parties. The waiver by either party or the failure by either party to claim a breach of any provision of this Agreement Project Task Order or Change Order shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any other provision thereof.

Section 12.2 Assignment; No Third Party Beneficiaries. Neither parry shall, without the prior written consent of the other party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

Section 12.3 Governing Law; Entirety; References; Severability. This Agreement shall be governed and construed and interpreted in accordance with the laws of New York without regard to choice of law principals. This Agreement, together with Project Task Orders and Change Orders, if any, which may be added to this Agreement from time to time, is the entire and complete understanding between the parties in regard to the covered subject matter. References to “this Agreement” herein, unless expressly indicated otherwise, include any Project Task Orders and Change Orders, if any, which may be added to this Agreement from time to time pursuant to the terms hereof. This Agreement supersedes and renders void any and all predecessor agreements between the parties whether written or oral. If any provisions hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions of this Agreement shall not be affected thereby.

Section 12.4 Independent Contractor. Cadista’s relationship with JOL under this Agreement and the Project Task Orders shall be that of an independent contractor, and nothing in this Agreement or any Project Task Orders or the arrangements for which it is made shall constitute Cadista, or anyone furnished or used by Cadista in the performance of the services contemplated by this Agreement, as an employee, joint venturer, partner, or servant of JOL. All matters of compensation, benefits and other terms of employment for any employee, agent, contractor or other personnel used by Cadista shall be solely a matter between Cadista and such individuals or entity.

Section 12.5 Notices. Any notices which either party may be required or shall desire to give hereunder shall be deemed to be duly given when delivered personally, mailed by overnight carrier, certified or registered mail, freight or postage prepaid, or transmitted by facsimile (with facsimile confirmation) to the party to whom notice is to be given at the address provided below for such party or such other address or addresses of which such party shall have given written notice.

If to JOL, to it at:	If to Cadista, to it at:

Jubilant Organosys Ltd	Cadista Pharmaceuticals, Inc.
Plot No. 1-A	1155 Business Center Drive
Institutional Area, Sector 16/A	Suite 130
Noida 201 301	Horsham, PA 19044-3422 USA
Uttar Pradesh, India	Attention: President
Attention: President, Generic Dosage Forms ______	Fax: +1 215-443-9646
Fax: 91 202516628

[Remainder of page left intentionally balnk; signature page to follow.]

Section 12.6 Execution in Counterpart/via Facsimile; Captions. This Agreement may be executed in counterpart. Counterpart signature pages to this Agreement transmitted by any electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature. Any caption used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

JUBILANT ORGANOSYS LTD.

By:	/s/ J.M. Khaun
Name:	J.M. Khaun
Title:	Exec. Director Sc. & Tech.

CADISTA PHARMACEUTICALS, INC.

By:	/s/ Christopher J. Warrell
Name:	Christopher J. Warrell
Title:	President & CEO

EXHIBIT A

FORM OF PROJECT TASK ORDER

FORM OF
PROJECT TASK ORDER

for Master Product Development Cooperation Agreement
between Jubilant Organosys Ltd. and Cadista Pharmaceuticals Inc.

This Project Task Order relates to and supplements the Master Product Development Cooperation  Agreement dated as of ________, 2008 between Jubilant Organosys Ltd. and Cadista Pharmaceuticals, Inc. (the “Agreement”).  Capitalized terms used and not otherwise defined in this Project Task Order will have the respective meanings given to such terms in the Agreement.  Unless expressly stated otherwise herein, all terms and conditions of the Agreement apply to this Project Task Order; provided, however, that if any term or provision of this Project Task Order conflicts with any term or provision of the Agreement, the terms and provisions of this Project Task Order shall control.

Major Project-Specific Terms:
•	Name of Product Candidate: ______________________________ (“Product Candidate”)
o	Number of strengths of the Product Candidate: ___________
•	Effective Date of this Project Task Order: __________________
•	Number of pre-exhibit batches to be run (indicate one choice)1:
o	__ one per strength of the Product Candidate, or
o	__ other (specify: __________________________________________)
•	Number of pack sizes per strength2: ________
•	Packaging Configuration3
o	Number of tablets per strength: _______________
o	Number of bottle configurations: __________
•	Number of stability samples4: _____________

[Note: Cadista to advise of any other Project-specific parameters or assumptions that would be helpful to specify at the beginning of this Project Task Order.]

Additional terms will depend on the specificproject

List of Schedules:
Technology Transfer Dossier

[Remainder of page left intentionally blank.]

1 Cadista generally recommends one pre-exhibit batch per strength of the Product Candidate.  This recommendation may vary depending on complexity of the individual project.
2 Cadista typically estimates three (3) different pack sizes per strength.
3 Cadista typically assumes approximately 200,000 tablets per strength, divided amongst a total of three (3) bottle configurations.
4 Each product strength will have a minimum of ten (10) stability samples per packaged container closure configuration to be analyzed.

1